Exhibit 99.2
Date: Feb. 17, 2010
Williams Announces the Expiration and Final Results of $3 Billion Cash Tender Offer
and Consent Solicitations
     TULSA, Okla. — Williams (NYSE: WMB) announced today the expiration and final results of its previously announced cash tender offer and consent solicitations.
     As of the previously announced expiration time of 12:00 midnight, New York City time, on Feb. 16, approximately $4.76 billion aggregate principal amount of notes subject to the tender offer and consent solicitations had been validly tendered and not validly withdrawn. Based on the tender cap and the proration terms of the tender offer, Williams accepted $3 billion aggregate principal amount of such notes, resulting in aggregate consideration of approximately $3.57 billion (plus an additional $62.4 million in aggregate accrued interest).
     The aggregate principal amount tendered and the aggregate principal amount accepted with respect to each series of such notes is set out in the table below:

		Aggregate		Aggregate	Aggregate
		Principal	Acceptance	Principal	Principal
	CUSIP	Amt.	Priority	Amt.	Amt.	Total
Title of Security	Numbers	Outstanding	Level	Tendered	Accepted	Consideration(1)

First Priority Notes
7.125% Notes due 2011	969457BF6	$477,000,000	1	$428,716,000	$428,716,000	$1,095
8.125% Notes due 2012	969457BK5	$626,000,000	1	$601,687,000	$601,687,000	$1,145
7.625% Notes due 2019	969457AW0	$700,000,000	1	$668,345,000	$668,345,000	$1,200
8.75% Senior Notes due 2020	969457BS8	$600,000,000	1	$586,435,000	$586,435,000	$1,285
	969457BR0
7.70% Debentures due 2027(2)	565097AF9	$100,000,000	1	$97,960,000	$97,960,000	$1,175

Second Priority Notes - Offer for notes listed below is subject to Second Priority Tender Cap
7.875% Notes due 2021	969457BG4	$750,000,000	2	$689,496,000	$178,679,000	$1,230
7.50% Debentures due 2031	969457BB5	$690,000,000	2	$630,654,000	$163,427,000	$1,155
	969457BA7
7.75% Notes due 2031	969457BD1	$480,000,000	2	$428,162,000	$110,980,000	$1,165
8.75% Notes due 2032	969457BM1	$850,000,000	2	$632,145,000	$163,782,000	$1,270

(1)	Per $1,000 principal amount of notes. Total Consideration includes an Early Tender Premium of $30 and a Consent Fee of $2.50, each per $1,000 principal amount of notes.

(2)	Originally issued by MAPCO Inc.

     The amount of each series of notes that was accepted in the tender offer was determined in accordance with the Acceptance Priority Level noted in the table above. Williams accepted any and all of the validly tendered (and not validly withdrawn) notes listed above as First Priority Notes. Williams accepted validly tendered (and not validly withdrawn) notes listed above as Second Priority Notes subject to a cap equal to the $3 billion tender cap minus the aggregate principal amount of First Priority Notes accepted for purchase. Because the tender offer was oversubscribed, Second Priority Notes were accepted on a pro rata basis.
     Holders that validly tendered and did not withdraw their notes at or prior to the early tender deadline of 5 p.m., New York City time, on Feb. 1, 2010, and whose notes were accepted, will receive the Total Consideration for each series of notes in the table above. Holders that validly tendered their notes after the early tender deadline but at or prior to the expiration time, and whose notes were accepted, will receive only the previously announced Tender Offer Consideration, which is equal to the Total Consideration on each series of notes minus an Early Tender Premium of $30 per $1,000 principal amount of notes. A consent fee of $2.50 per $1,000 principal amount of notes is included in both the Tender Offer Consideration and Total Consideration and will be paid to all holders that validly tender, including those that were not accepted in the tender offer. In addition, Williams will pay accrued and unpaid interest on the notes purchased pursuant to the tender offer to, but not including, the settlement date.
     Although the Offer to Purchase states that payment for notes tendered and accepted for purchase is expected to be made on Feb. 19, 2010, Williams now expects to make such payment earlier. All other notes tendered but not accepted for purchase will be returned to holders.
     The complete terms and conditions of the tender offer and consent solicitations are set forth in the Offer to Purchase, dated Jan. 19, 2010, and the related Letter of Transmittal and Consent Form that were sent to holders of notes. All capitalized terms used but not defined in this press release shall have the meanings ascribed to them in the Offer to Purchase. Holders are urged to read the Offer to Purchase and the Letter of Transmittal and Consent Form carefully.
     Williams made this tender offer and consent solicitations as part of the strategic restructuring the company jointly announced with Williams Partners L.P. (NYSE: WPZ) on Jan. 19. Please see the news release from that day for details about the restructuring.
     The Dealer Managers and Solicitation Agents for the tender offer and consent solicitations were Barclays Capital Inc. and Citi. Global Bondholder Services Corporation acted as the Information Agent and the Depositary for the tender offer and the consent solicitations.
     This press release is neither an offer to purchase, nor a solicitation of an offer to sell, any securities. Williams made the offer only by, and pursuant to, the terms and conditions of the Offer to Purchase and the Letter of Transmittal and Consent Form. Copies of these documents may be obtained from the Information Agent, Global Bondholder Services Corporation, which can be reached at (212) 430-3774 or toll-free at (866) 736-2200.

     Questions regarding the tender offer and consent solicitations may be directed to the Dealer Managers and Solicitation Agents. Barclays Capital Inc. can be reached at (212) 528-7581 or toll-free at (800) 438-3242. Citi can be reached toll-free at (800) 558-3745.
About Williams (NYSE: WMB)
Williams, through its subsidiaries, finds, produces, gathers, processes and transports natural gas. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, and Eastern Seaboard. More information is available at http://www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332

Richard George
Williams (investor relations)
(918) 573-3679
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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.